                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                           Filed by the Registrant /X/
                 Filed by a party other than the Registrant / /

                           Check the appropriate box:

                        /X/ Preliminary Proxy Statement
        / / Confidential, for Use of the Commission Only (as permitted by
                                Rule 14a-6(e)(2))

                          / / Definitive Proxy Statement

                       / / Definitive Additional Materials

      / / Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           OEC COMPRESSION CORPORATION

         --------------------------
                (Name of Registrant as specified in its Charter)

Payment of Filing Fee (check the appropriate box):
/X/  No Fee Required.

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a- 6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:_______________________________

     (2) Form, Schedule or Registration Statement No.:________

     (3) Filing party: _____________________________________

     (4) Date filed:___________________________________

                                PRELIMINARY COPY

                                   JUNE , 2000

                                 OEC LETTERHEAD

                                   June , 2000

Stockholders of OEC Compression Corporation:

         All Stockholders of OEC Compression Corporation, an Oklahoma corporation ("OEC" or the "Company") are cordially invited to attend the annual meeting of the Stockholders of the Company to be held on July 13, 2000 at 11:30 a.m. at the offices of the Company at 2501 Cedar Springs, Dallas, Texas 75201. At the meeting the following items will be considered:

         1.       Election of eight directors of the Company;

         2. Ratification of Arthur Andersen, LLP as independent auditors for the Company; and

         3. Such other matters as may properly come before the Stockholders.

         The Company has nominated a slate of highly competent qualified nominees. We urge you to complete the Company white proxy card.

         Whether or not you expect to be present at the meeting, please complete, sign, and return the enclosed white proxy card as soon as possible. To vote for management and the current Board of Directors, you must submit a white proxy card. Make sure your vote counts. Please send in the white proxy card. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request.

         YOU MAY HAVE RECEIVED A PROXY SOLICITATION FROM DENNIS ESTIS, MIKE BUTLER, ROBERT GREGORY AND DON SMITH (THE "ESTIS GROUP"). THE ESTIS GROUP'S NOMINEES HAVE NOT BEEN ENDORSED BY YOUR BOARD. THE COMPANY URGES YOU NOT TO SIGN ANY PROXY CARDS SENT TO YOU BY THE ESTIS GROUP. If you have already done so, you may revoke your previously signed proxy by delivering a written notice of revocation or a later dated proxy card.

                                Very truly yours,

                                Ray C. Davis
                                Co-Chairman and Co-Chief Executive Officer

         Whether or not you expect to attend the meeting, please sign and date the enclosed white proxy card and return it in the enclosed envelope. Thank you.

                           OEC Compression Corporation
                          2501 Cedar Springs, Suite 600
                               Dallas, Texas 75201

                           OEC COMPRESSION CORPORATION
                       2501 CEDAR SPRINGS ROAD, SUITE 600
                               DALLAS, TEXAS 75201

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON July 13, 2000

                           --------------------------

TO THE STOCKHOLDERS OF OEC COMPRESSION CORPORATION (formerly known as Equity Compression Services Corporation):

         The Annual Meeting of Stockholders of OEC Compression Corporation, formerly known as Equity Compression Services Corporation, an Oklahoma corporation (the "Company"), will be held at the offices of the Company at 2501 Cedar Springs Road, Suite 600, Dallas, Texas 75201, on Tuesday, July 13, 2000, at 11:30 a.m. CDT time, for the following purposes:

         (1)  To elect eight (8) directors of the Company;

         (2) To ratify the selection of Arthur Andersen LLP, as independent auditors for the Company for its fiscal year 2000; and

         (3) To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on June 12, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

         The Company's Proxy Statement and Annual Report are submitted herewith.

By Order of the Board of Directors

JACK D. BRANNON
SECRETARY

Dallas, Texas
June ___, 2000

YOUR VOTE IS IMPORTANT

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR ENCLOSED WHITE PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISH AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                           OEC COMPRESSION CORPORATION
                       2501 CEDAR SPRINGS ROAD, SUITE 600
                               DALLAS, TEXAS 75201

                           --------------------------

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
June ___, 2000

--------------------------

GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Management and Board of Directors of OEC Compression Corporation (formerly known as Equity Compression Services Corporation) (the "Company") to be used at the Annual Meeting of Stockholders to be held Thursday, July 13, 2000, at 11:30 a.m., CDT time, at the offices of the company at 2501 Cedar Springs Road, Suite 600, Dallas, Texas 75201, and all adjournment(s) or postponement(s) thereof, for the purposes set forth in the attached Notice of Annual Meeting. The Company's executive offices are located at 2501 Cedar Springs Road, Suite 600, Dallas, Texas 75201. The approximate date upon which this Proxy Statement and the form of proxy are being mailed to stockholders is June ___, 2000.

         A group calling themselves the Shareholder Preservation Committee formed by the former COO of the Company, Dennis Estis (the "Estis Group"), has filed a proxy statement with the Security and Exchange Commission to solicit proxies for 11 nominees for election to the Company's Board of Directors in opposition to the Board of Directors' nominees.

         The Board of Directors is soliciting votes for the Company's slate of nominees for election to the Board of Directors. A white proxy card is enclosed for your use. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

         If you have any questions or need further assistance in voting your shares, please call:

                          CALL TOLL FREE:_____________

         THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE ESTIS GROUP. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD IN THE ENCLOSED ENVELOPE.

         Remember, it will not help your Board of Directors to return the Estis Group proxy card voting to "abstain." Do not return any card sent to you by the Estis Group. The only way to support your Board of Directors' nominees is to vote "FOR" those nominees on the white proxy card.

         IF YOUR SHARES ARE HELD IN THE NAME OF THE BANK, BROKER, OR OTHER NOMINEE, ONLY YOUR BANK OR BROKER OR OTHER NOMINEE CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.

REASONS TO SUPPORT THE COMPANY'S NOMINEES

         A committee formed by the former Chief Operating Officer of the Company, Dennis Estis, is soliciting proxies for a slate of directors in opposition to the Company's nominees. For the reasons set forth below, the Company strongly feels that the Company's nominees should be elected and the slate proposed by Estis be rejected.

         POSSIBLE ACCELERATION OF DEBT. Both the Company's senior debt with the Bank of Scotland (the "Senior Lender") and the Company's subordinated debt with Prudential Insurance Company of America (the "Subordinated Leader") contain change of control provisions. If the Estis Group nominees are elected to the Board of Directors, a "change of control" of the Company will occur under the Company's senior and subordinated debt, giving the Senior Lender and the Subordinated Lender the right to accelerate all of the Company's debt. It is the Company's understanding that Mr. Estis has asked for waivers of the change of control provision from the Senior Lender and the Subordinated Lender and in each case such lender has not granted a waiver and has indicated that it will reserve all rights if a change in control occurs.

         The Company does not believe that it would be able to replace its senior and subordinated debt and, if such debt is called due to a change of control, the Company's only alternative may be to file for protection under the federal bankruptcy law. The Estis Group has provided no evidence that it has firm commitments to replace the debt if called or that it could obtain any alternate financing.

         A VOTE FOR THE ESTIS NOMINEES MAY EXPOSE THE COMPANY TO A POSSIBLE ACCELERATION OF THE COMPANY'S DEBT AND BANKRUPTCY.

         ESTIS GROUP ACTIONS AS IMPEDIMENT TO SALE PROCESS. In February of this year the Company engaged a major investment banking firm to pursue strategic alternatives for the maximization of shareholder value including the possible sale of the Company. The investment banking firm began conducting an auction of the Company before Estis publically commenced a proxy contest. After learning of the potential proxy contest, the investment banking firm informed the Board and the Estis Group that a proxy fight could be fatal to the process of trying to sell the Company. Despite such advice, the Estis Group has proceeded with the attempt to solicit proxies.

         The Company believes that the Estis Group's actions have seriously impaired the prospects for selling the Company in the near future. If the Estis Group is serious about the selling of the Company, it has taken actions that are detrimental to such process.

         POOR OPERATING RESULTS DURING ESTIS' TENURE AS CHIEF OPERATING OFFICER. Mr. Estis served as Chief Operating Officer of the Company from the Company's August, 1997 acquisition of Ouachita Energy until his departure in December, 1998. During his tenure as Chief Operating Officer, Mr. Estis had direct control over the Company's field, shop and marketing operations as well as physical due diligence of all Company acquisitions. During his period of service, there was no improvement in cashflow, operating income or net income, yet the Company's debt load increased over $23 million. The $23 million increase reflects over 90% of the debt increase placed on the Company since the Ouachita acquisition. One of the disagreements and reasons for Estis' departure from the Company was his refusal to implement cost controls and other procedures in the field, shop and marketing and his failure to enforce procedures mandated by the Board and CEO.

         IMPROVED OPERATING RESULTS OF THE COMPANY UNDER CURRENT MANAGEMENT. Since current management of Ray Davis and Kelcy Warren assumed the position of Co-Chief Executive Officers of the Company in September 1999, operating income, cash flow and net earnings have significantly increased despite no material revenue increase. The Company believes that the current debt load of the Company, substantially increased during Estis' tenure as Chief Operating Officer, limits its ability to materially increase revenue levels at the present time. The positive operating results for the first fiscal quarter ending March 31, 2000, measured in terms of cashflow, operating income and net earnings, represent record performance levels for the Company for the last three years. Mr. Davis and Mr. Warren are serving as Co-Chief Executive Officers without compensation.

         COMMITMENT OF COMPANY NOMINEES TO MAXIMIZING SHAREHOLDER VALUE. The Board of Directors believes that the election of the individuals nominated by the Estis Group would not be in the best interests of the Company and its Stockholders. Seven of the eight Company nominees are current Directors and are intimately familiar with the Company and the industry in which it operates. The

Company's nominees are fully committed to maximizing value for all of the Company's Stockholders. The Board of Directors believes that a change in the Board of Directors at this time would be highly disruptive to the strategy the Company is actively pursuing and could raise significant concerns with current and future business partners. Moreover, uncertainties arising from such a change could result in the loss of key personnel who are important to the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE EIGHT NOMINEES OF THE BOARD OF DIRECTORS DESCRIBED HEREIN AND NOT VOTE IN FAVOR OF ANY NOMINEES OF THE ESTIS GROUP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         At the close of business on May 1 , 2000, there were 29,171,211 issued and outstanding shares of the Common Stock (exclusive of 184,500 shares held in treasury) of the Company. Each holder of Common Stock is entitled to one vote per share on all matters. Only stockholders of record at the close of business on June 12, 2000, will be entitled to notice of and to vote at the Annual Meeting.

                  The following table sets forth certain information, as of May 1, 2000, regarding the beneficial ownership of the Company's Common Stock by (i) all persons who were known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock, (ii) each director,
(iii) any Company nominee, (iv)all executive officers of the Company and (v) all the directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that the beneficial owners named below have sole voting and investment power with respect to such shares.

NAME AND ADDRESS OF                                                          PERCENT
BENEFICIAL OWNER                                    NUMBER OF SHARES         OF CLASS
----------------------------------                  ----------------         --------
HACL, Ltd., ..................................       11,463,636(1)           31.33%
a Texas Limited Partnership
2838 Woodside Street,
Dallas, TX 75206
direct

Energy Investors .............................        4,136,364              14.27%
a Texas Joint Venture
2838 Woodside Street,
Dallas, TX 75206
direct

Gregory & Cook, Inc. .........................        3,037,251              10.48%
7575 San Felipe, Suite 350,
Houston, TX 77063
direct

Charles M. Butler, III .......................          144,166(2)             *
direct

James D. Finley ..............................          148,788(3)             *
direct and indirect

Neal A. Hawthorn .............................            3,333(4)             *
direct

Clifford S. Lewis ............................           94,911(5)             *
direct and indirect


                                       3

Jack D. Brannon ..............................          263,000(6)             *
direct and indirect

Don E. Smith .................................          716,559(7)       2.47%
direct and indirect

Richard D. Brannon ...........................        3,280,469(8)             *
direct and indirect

Ray C. Davis .................................        1,818,408(9)       6.02%
direct and indirect

Matthew S. Ramsey ............................          616,542(10)           2.10%
direct and indirect

Jon P. Stephenson ............................        1,092,378(11)           3.68%
direct and indirect

Kelcy L. Warren ..............................        1,818,408(12)           6.02%
direct and indirect

Dennis W. Estis ..............................        5,370,487(13)          18.52%
direct

William J. (Bill) Murray .....................          785,189(14)           2.67%
indirect

All Directors and Executive Officers
as a Group (12 Persons) ......................       15,980,867(15)          45.49%

---------------------------
-        Less than 1%


(1) Includes 7,600,000 shares which may be acquired upon the exercise of presently exercisable warrants. Does not include the 4,136,364 shares of Common Stock held by Energy Investors, a Texas joint venture. HACL, Ltd. is the managing joint venturer of Energy Investors, but is obligated to vote the shares as directed by the other joint venturers (proportionately according to their interests) and HACL, Ltd. is not entitled to participate in the distribution or profits attributable to the shares until the other joint venturers receive a specified annual return on their investment in the shares.

(2) Includes 29,166 shares which may be acquired upon the exercise of presently exercisable options.

(3) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options and 145,455 share attributable to Mr. Finley's interest in Energy Investors.

(4) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options.

(5) Includes 63,332 shares which may be acquired upon the exercise of presently exercisable options, and 31,920 shares held by the 401(k) Plan and allocated to the account of Mr. Lewis. Excludes 650,000 shares owned by Hawkins Oil & Gas.

(6) Includes 23,000 shares which may be acquired upon the exercise of presently exercisable options and 240,000 shares which may be acquired upon the exercise of presently exercisable warrants.

(7) Includes 60,000 shares which may be acquired upon the exercise of presently exercisable options, and 19,718 shares held by the 401(k) Plan and allocated to the account of Mr. Smith. Also includes 12,000 shares that Mr. Smith owns as a custodian for his children, pursuant to Uniform Gift to Minors Act.

(8) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 1,101,136 shares attributable to Mr. Brannon's interest in HACL, Ltd. and 2,165,999 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Brannon's interest in HACL, Ltd.

(9) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 611,742 shares attributable to Mr. Davis' interest in HACL, Ltd. and 1,203,333 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Davis' interest in HACL, Ltd.

(10) Includes 35,000 shares which may be acquired upon the exercise of presently exercisable options, 193,182 shares attributable to Mr. Ramsey's interest in HACL, Ltd. and 388,360 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Ramsey's interest in HACL, Ltd.

(11) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 367,045 shares attributable to Mr. Stephenson's interest in HACL, Ltd. and 721,999 shares which may be acquired upon the exercise of presently exercisable warrants which are attributable to Mr. Stephenson's interest in HACL, Ltd.

(12) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 611,742 shares attributable to Mr. Warren's interest in HACL, Ltd. and 1,203,333 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Warren's interest in HACL, Ltd.

(13) Excludes 1,380,675 shares which are held by the ex-wife of the Mr. Estis. Mr. Estis disclaims beneficial ownership of such shares. Includes, 6,666 shares which may be acquired by currently exercisable options.

(14) Includes 183,523 shares attributable to Mr. Murray's interest in a partner of HACL, Ltd. and 601,666 shares which may be acquired on the exercise of presently exercisable warrants and which are attributable to Mr. Murray's interest in a partner of HACL, Ltd.

(15) Includes 217,165 shares which may be acquired upon the exercise of presently exercisable options, 51,638 shares held by the 401(k) Plan and allocated to the accounts of such individuals, 2,884,847 shares attributable to such persons' interests in HACL, Ltd., 5,923,024 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to such persons' interests in HACL, Ltd. and 145,455 shares which are attributable to Mr. Finley's interest in Energy Investors.

         CERTAIN RELATIONSHIPS

         In September of 1999, Mr. Davis and Mr. Warren proposed merging the Company with several entities owned by Mr. Davis and Mr. Warren. A Special Committee was formed to review such transaction. The Special Committee eventually decided not to pursue such transaction.

                  In September of 1999, the Company entered into a consulting agreement with Mr. Ramsey under which Mr. Ramsey gave up his rights under a change of control agreement and agreed to be paid $15,694 per month for 18 months. Mr. Ramsey has agreed to provide consulting and legal services to the Company and has agreed not to compete against the Company during the consulting term.

                  On December 16, 1998, the Company, Dennis Estis, the two other stockholders who granted a proxy to Mr. Estis and certain other parties entered into a Settlement Agreement. Among other things, the Settlement Agreement (i) prohibited Mr. Estis from participating in any proxy solicitation relating to certain actions, (ii) required termination of the proxies granted to him by the two other stockholders, (iii) dismissed a lawsuit filed by Mr. Estis, (iv) released certain claims between the parties,
(v) provided for a "standstill" agreement until June 30, 1999 (subject to possible extension and reinstatement as described below) prohibiting Mr. Estis from participating in enumerated actions relating to control of the Company and
(vi) required the Company to reimburse Mr. Estis for certain of his out-of-pocket expenses. The Settlement Agreement's prohibition on proxy solicitations and standstill provisions have expired.

                  In December of 1997, the Company sold its Columbia, Mississippi, facility to Don Smith, a director of the Company. Such sale was in connection with the Company's closing of its Oklahoma City and Columbia, Mississippi facilities. The Company received approximately $316,000 in cash and realized a $11,000 loss due to the sale of such facility.

                  On August 6, 1997, the Company consummated the acquisition of all of the stock ownership of Ouachita Energy Corporation and the acquisition of substantially all of the assets of two affiliated companies (LLC, partnership) (collectively referred to herein as the "Ouachita Companies") for 7.6 million shares of Common Stock and the payment in cash or assumption of debt of $24 million. Dennis Estis was the principal stockholder of the Ouachita Companies and Andy Payne served as chief financial officer of the Ouachita Companies. Following the closing of such transaction, Mr. Estis and Payne were elected to the Board of Directors of the Company. In January of 1997, the Company exchange 286,976 shares of Common Stock for the cancellation of approximately $699,000 of indebtedness owed by the Company to Mr. Estis and an affiliated company.

                  On December 19, 1996, the Company consummated the sale of 8,000,000 shares of its Common Stock, and warrants which, upon satisfying certain vesting requirements, entitle the holder to purchase up to an additional 8,000,000 shares of Common Stock at a price of $.91 per share (the "Warrants"). The sales of the Common Stock and Warrants were made pursuant to the terms and conditions of the Stock Purchase Agreement dated October 16, 1996, between the Company and HACL, Ltd., a Texas limited partnership ("HACL"). All of the Warrants and 3,863,636 of the shares of Common Stock were issued to HACL and 4,136,364 shares of Common Stock were issued to HACL's designee, Energy Investors ("Energy Investors"), a Texas joint venture of which HACL is the managing joint venture partner, for aggregate consideration of $4,400,000 in cash. The general partner of HACL is Six-Dawaco, Inc., a Texas corporation, whose directors and executive officers are Ray C. Davis and Kelcy L. Warren. Ray
C. Davis, Kelcy L. Warren, Matthew S. Ramsey, Richard D. Brannon and Jon P. Stephenson are each limited partners in HACL. James D. Finley is a joint venture partner in Energy Investors. In 1997, all of the Warrants vested and became exercisable.

         Pursuant to the Stock Purchase Agreement, HACL was granted the right to designate up to eight directors of the Company upon consummation of the transaction. Following such consummation, John B. Hawkins, Donald C. Nejedly and David J. Parsons resigned as directors of the Company, and HACL's designees, Ray
C. Davis, Kelcy L. Warren, Matthew S. Ramsey, Richard D. Brannon and Jon P. Stephenson, were elected to serve as directors.

         Hawkins Oil & Gas, Inc. ("Hawkins Oil & Gas") owns 4.45% of the outstanding stock of the Company, two of the principals of Hawkins Oil & Gas, Mr. John B. Hawkins and Mr. James F. Hawkins, Jr., served as Directors of the Company in 1996 and Mr. Clifford S. Lewis, an officer and shareholder of Hawkins Oil & Gas, continues to be a director of the Company. In March of 1996, the Company and Hawkins Oil & Gas, Inc. entered into an agreement pursuant to which the sublease of office space by the Company from Hawkins Oil & Gas was terminated as of December 31, 1995; operations of certain oil and gas properties owned jointly by the Company and Hawkins Oil & Gas were transferred to the Company; and the parties agreed (i) upon the method of allocating the compensation of Mr. Lewis (who, at the time of the execution of the agreement, was servicing as a Vice President, Treasurer and Secretary of the Company) and other shared employees, (ii) to the joint access to certain geologic and production data maintained by the Company (which data the Company agreed to transfer to Hawkins Oil & Gas at no cost if the Company should sell all or substantially all of its oil and gas assets or terminate its active involvement in the business of oil and gas exploration, development and production) and computer data and facilities maintained by Hawkins Oil & Gas,
(iii) to participate jointly in the administration of their respective self-insured health plans, and (iv) that the Company would have the right to participate in an oil and gas concession in Pakistan which Hawkins Oil & Gas is pursuing. By a subsequent agreement with Hawkins Oil & Gas and Messrs. John B Hawkins and James F. Hawkins, Jr., the Company agreed to change its name from Hawkins Energy Corporation prior to January 1, 1997, and to transfer to Mr. James F. Hawkins, Jr., title to the motor vehicle that he had been using as a company vehicle while an officer and director of the Company.

         ELECTION OF DIRECTORS

         The Board of Directors presently consists of 11 directors all of whose terms expire at the Annual Meeting. The Board has determined to reduce the size of the Board from 11 to 8 directors effective at the conclusion of the Annual Meeting. Accordingly, 8 persons will be elected to the Board of Directors at the Annual Meeting. All of the persons listed under "Company Nominees for Directors," other than W.J. (Bill) Murray, Jr. are currently directors of the Company and have been nominated by the Board of Directors for reelection as directors. W.J. (Bill) Murray, Jr. is the only person who in addition to the Company's directors has been nominated by the Board of Directors for election as a director.

         The Board of Directors urges you to vote FOR the Board of Directors' nominees. Although the Board of Directors does not contemplate that any of its nominees will be unavailable for election, in the event of a vacancy in the slate of nominees it is presently intended that the proxy will be voted for the election of a nominee who will be selected by the Board of Directors.

COMPANY NOMINEES FOR DIRECTORS

The following table sets forth information with respect to each person who has been nominated by the Board of Directors to stand for election as a director.

                                    Position in the Company and Principal Occupation
         Director & Age             or Employment for the Last Five Years
         ---------------------      -------------------------------------------------------------------------
         Ray C. Davis               Co-Chairman of the Board, Co-Chief Executive Officer, Director; Member of
         Age 56                     Executive Audit and Human Resources Committees of the Board of
                                    Directors; Principal of Energy Transfer Company.

         Kelcy L. Warren            Director; Co-Chairman of the Board; Co-Chief Executive Officer; Member of
         Age 43                     Executive and Human Resources Committees of the Board of Directors;
                                    Principal of Energy Transfer Company.

         Richard D. Brannon         Member of Executive and Human Resources Committees
         Age 41                     of the Board of Directors; President of Brannon Oil & Gas, Inc.

         James D. Finley            Director; Member of Audit Committee; President of Finley Resources.
         Age 42

         Neal A. Hawthorn           Director; Chairman of Audit Committee; Vice President and Director of
         Age 66                     R. Lacy, Inc.

         Matthew S. Ramsey          Director; Member of Executive, Audit and Human Resources; Committees of the
         Age 45                     Board of Directors; Consultant to the Company.


                                       7

         Jon P. Stephenson          Director; Member of Executive and Human Resources Committees of the Board f
         Age 54                     of Directors; President of Sandollar Oil & Gas, Inc.

         William Murray             Private Investor
         Age 85

         Mr. Davis became a Director in December 1996. Mr. Davis became Chairman of the Board and Co-Chief Executive Officer in September of 1999. He is a founding principal of Energy Transfer Company, an energy investment firm, which was formed in 1996. Mr. Davis founded Capstone Partners in 1988, a buy out firm formed to acquire under-performing companies. He served as Chairman and CEO of several companies acquired by Capstone Partners, including Healthco International Inc., a $500 million a year dental supply company, HPSC, an equipment leasing company quoted on the Nasdaq system and Cornerstone Natural Gas, Inc., a natural gas pipeline and processing company listed on the American Stock Exchange. Mr. Davis served as Director and General Partner of Hydro Environmental Services, Inc. from 1989 to 1992, and as Chief Executive Officer of Healthco International, Inc. from June 1991 to August 1992. He was also Chairman of the Board of HPSC, Inc. from 1991 to 1992. From 1983 to 1988, he shared the operating duties of Colt Industries, a Fortune 200 diversified manufacturer. Mr. Davis was last responsible for two groups of companies with operations in 15 countries and sales in excess of $1 billion. Mr. Davis held several executive positions in Colt Industries and, prior to that, held several management positions at Mobil Chemical, a division of Mobil Oil.

         Mr. Warren became a Director in December of 1996. Mr. Warren became Co-Chief Executive Officer in September of 1999. He is a founding principal of Energy Transfer Company, an energy investment firm, which was formed in 1996. Prior to forming Energy Transfer Company, he was employed by Endevco, Inc., a natural gas pipeline and processing company and predecessor of Cornerstone Natural Gas, Inc., from 1981 to 1992. At Endevco, Mr. Warren served in many capacities, including President, Chief Operating Officer and Director. He and a group of investors acquired controlling interest of Cornerstone Natural Gas, Inc. in 1993. Mr. Warren served as President, Chief Operating Officer and a director of Cornerstone unit its sale to El Paso Natural Gas Company in 1996. Prior to joining Endevco, Mr. Warren was employed by Lone Star Gas Company.

         Mr. Brannon became a Director in 1996. Mr. Brannon is President of Brannon Oil & Gas, Inc., an independent energy investment company. Mr. Brannon was Chairman of the Board of the Company until September of 1999. Mr. Brannon is also an active investor in oil and gas production, natural gas pipelines, real estate and equity investments. Mr. Brannon served as director of Cornerstone Natural Gas, Inc., a natural gas pipeline and processing company, until its sale to El Paso Natural Gas Company in 1996. Mr. Brannon also previously served as an Advisory Board member to First Interstate Bank, Fort Worth. Mr. Brannon began his career in 1981 with TXO Production Corp. as a completion and reservoir engineer. Mr. Brannon has a B.S. degree in Petroleum Engineering from the University of Texas and is a Certified Professional Engineer. Mr. Brannon is the brother of Jack D. Brannon, Senior Vice President and Chief Financial Officer of the Company.

         Mr. Finley became a Director in April of 1997. He is an independent oil and gas producer and is the owner of Finley Resources, an independent oil and gas company. Prior to the sale of such company, Mr. Finley was Managing Partner and Director of Duer Wagner & Co., an independent oil and gas operator with operations in Alabama, Louisiana, Mississippi, Oklahoma, Texas and Wyoming. Mr. Finley was Chief Financial Officer of Duer Wagner & Co. from 1982 until 1996 when he became its Managing Partner. Mr. Finley is an active investor in oil and gas production, natural gas pipelines and real estate investments. Mr. Finley has a broad range of experience in the management of oil and gas operations and the acquisition and financing of oil and gas properties. Mr. Finley began his career at Arthur Andersen & Co. as a member of the Dallas/Fort Worth oil and gas industry team. Mr. Finley received a Bachelor of Business Administration from the University of Texas at Austin in 1979.

         Mr. Hawthorn became a Director in April of 1997. He is a Vice President and Director of R. Lacy, Inc., an independent oil and gas company in Longview, Texas. Prior to joining R. Lacy, Inc. in 1978, he was a partner of the law firm of Kenley, Boyland, Hawthorn, Starr and Coghlan in Longview, Texas. Mr.

Hawthorn is a member of the Texas Mid-Continent Oil and Gas Association. Mr. Hawthorn holds a B.B.A. Degree from the University of Texas at Austin and a J.D. from the University of Texas Law School.

         Mr. Ramsey became a Director in December 1996. Mr. Ramsey served as President and Chief Executive until September of 1999 when he resigned to become a consultant to the Company. Mr. Ramsey served as Vice President of Nuevo Energy Company, an independent energy company, from 1990 to 1996. From 1990 to 1996, he was employed by Torch Energy Advisors Incorporated, a company providing management and operations services to energy companies including Nuevo Energy Company, last serving as a director and Executive Vice President. Mr. Ramsey joined Torch Energy as Vice President of Land and was named Senior Vice President of Land in 1992. Prior to joining Torch Energy, Mr. Ramsey was self-employed for eleven years. Mr. Ramsey holds a B.B.A. in Marketing from the University of Texas at Austin and a J.D. from South Texas College of Law. Mr. Ramsey is a graduate of Harvard Business School's Advanced Management Program. He is licensed to practice law in the State of Texas.

         Mr. Stephenson became a Director in December of 1996. He is President and owner of Sandollar Oil & Gas, Inc., an independent exploration and production company located in Longview, Texas. Prior to forming Sandollar in 1981, Mr. Stephenson was employed from 1971 to 1980 by Ensearch Exploration, Inc. in Dallas, Texas, in various engineering capacities, with his last assignment being Vice President of Production. He began his career in 1968 as an engineer with Shell Oil Company in New Orleans, Louisiana. Mr. Stephenson received his B.S. degree in Petroleum Engineering from Louisiana Tech University in 1968. He is a Certified Professional Engineer in the State of Texas.

         Mr. William J. (Bill) Murray, Jr. has been nominated as a director of the Company. Mr. Murray is a retired private investor. Mr. Murray has served as a director of Cornerstone National Gas, Inc. Mr. Murray is chair of the Energy Reliability Council. Mr. Murray is a recipient of the Distinguished Graduate Award, University of Texas Engineering School.

         COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

                  The Company has standing Executive, Audit and Human Resources Committees of the Board of Directors. Presently, the members of the Executive Committee are Richard D. Brannon, Charles M. Butler, III, Ray C. Davis, Matthew S. Ramsey and Kelcy L. Warren, the members of the Audit Committee are Charles M. Butler, III, Ray C. Davis, Clifford S. Lewis, Neal
A. Hawthorne and James D. Finley, and the members of the Human Resources Committee are Richard D. Brannon, Matthew S. Ramsey, Jon P. Stephenson and Kelcy L. Warren. The function of the Executive Committee is to act for the Board between Board meetings. The Executive Committee held one meeting during 1999. The primary functions of the Audit Committee are to monitor the Company's internal accounting controls, review quarterly and annual financial information and review the services and fees of the independent auditors. The Audit Committee met one time during the fiscal year ended December 31, 1999. The primary functions of the Human Resources Committee are to review and approve management's recommendations concerning compensation of executive officers and certain other employees and to administer the Company Employee Stock Option Plan. The Human Resources Committee has the authority, in its discretion, to select the eligible officers and employees to whom options shall be granted and the number of shares of the Company's Common Stock to be subject to such options. The Human Resources Committee also serves to evaluate top management and their successors within the Company. The Human Resources Committee met one time during the fiscal year ended December 31, 1999.

         The Board of Directors met 11 times during fiscal 1999. All directors were present for at least 75% of the aggregate of the meetings of the Board of Directors and of the committees of the Board on which each director served.

         DIRECTOR COMPENSATION

                  Directors of the Company who are not also employees of the Company are paid an annual retainer fee of $6,000, payable quarterly, plus an additional payment of $500 for each directors' and committee meeting attended in person or held by means of conference telephone calls. Each of the Directors other than Don Smith, Cliff Lewis and Charles Butler waived such compensation for the term ended December 31, 1999.

                  Mr. Ramsey is a party to a consulting agreement with the Company under which he is paid $15,694 per month for legal and consulting services.

                  Mr. Butler served as Chairman of a Special Committee of the Board of Directors to review a proposed transaction between the Company and a group of companies owned by Mr. Davis and Mr. Warren. The Special Committee eventually decided not to pursue such transaction. The Compensation Committee of the Board recommended and the entire Board approved paying Mr. Butler $15,000 for his services as Chairman of such Special Committee.

                  On June 11, 1998, all non-officer Directors were each issued options to purchase 6,666 shares of Common Stock. The exercise price of all options granted in 1998 was equal to the fair market value of the Common Stock on the date of grant. The options were granted for a term of 40 years.

                  On May 20, 1999, all non-officer Directors were each issued options to purchase 6,666 shares of Common Stock. The exercise price of all options granted in 1999 was equal to the fair market value of the Common Stock on the date of grant. The options were granted for a term of 40 years.

         The Company entered into an agreement with Richard D. Brannon whereby he was paid $10,000 per month for the first three months of 1997 for his efforts in developing business opportunities for the Company's compressor leasing business. Commencing June 1997, Mr. Brannon was retained as a business development consultant for which he was paid $5,000 per month through June 1999 when Mr. Brannon waived his consulting fee.

         EMPLOYMENT AGREEMENT

                   Dan McCormick, a Senior Vice President of the Company, is party to Change of Control Agreement pursuant to which such executive officer is entitled to payments equal to the sum of (i) one years' salary plus (ii) the greater of such executive's last year bonus or the bonus such executive would have earned for the current fiscal year under any bonus plan in effect for the Company at the time of such termination if such executive is terminated without cause following a change of control. Jack D. Brannon, Senior Vice President and Chief Financial Officer of the Company, is party to Change of Control Agreement pursuant to which such executive officer is entitled to payments equal to the sum of two years' salary if such executive is terminated without cause following a change of control. Such amount shall be paid to the terminated executive in either a lump sum or in monthly installments over 12 months at the election of the terminated employee.

                  In September of 1999, the Company entered into a consulting agreement with Mr. Ramsey under which Mr. Ramsey gave up his rights under a change of control agreement and agreed to be paid $15,694 per month for 18 months. Mr. Ramsey has agreed to provide consulting and legal services to the Company and has agreed not to compete against the Company during the consulting term.

         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         Certain information with respect to the following table sets forth all compensation paid for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1999, 1998 and 1997 to
(a) each person serving as the Company's chief executive officer during fiscal

1999 and (b) each of the Company's most highly compensated executive officers whose aggregate compensation during fiscal 1999 exceeded $100,000.

                          Long Term Compensation Awards
                      Annual Compensation Number of Shares

                                                                Other          Securities         All Other
     Name and Principal             Fiscal                      Annual         Underlying       Compensation
          Position         Year   Salary(1)      Bonus       Compensation        Options             (2)
                           ----   ---------      -----       ------------        -------             ---
Matthew S. Ramsey(3)       1999       $163,745      $   --            $   --          $    --          $  2,788
Chief Executive Officer    1998       $196,081          --                --               --             1,333
                           1997       $175,000     $87,500            $   --         $213,890          $  1,010
Jack D. Brannon            1999       $148,650      $   --            $   --          $    --           $    --
                           1998       $127,755          --                --               --                --
                           1997       $115,000     $57,500            $   --        $ 140,560           $    --

Ray C. Davis (4)           1999         $   --      $   --            $   --           $   --           $    --

Kelcy L. Warren (4)        1999         $   --      $   --            $   --           $   --           $    --

(1) Includes all before-tax contributions to the Employee 401(k) Plan.

(2) Other compensation consists solely of employer contributions to the Employee 401(k) Plan. Does not include the value of any perquisites because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

(3) Mr. Ramsey was the Chief Executive Officer of the Company until Septermber of 1999.

(4) Mr. Warren and Mr. Davis became Co-Chief Executive Officers of the Company in September of 1999. Mr. Warren and Mr. Davis have agreed to serve in such positions for no compensation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 1999, and the number and value of unexercised options held by such executive officers at the end of the fiscal year.

                           Number of Securities               Value of Unexercised
                           Underlying Unexercised             In-the-money Options
                           At December 31, 1999               At December 31, 1999
                           --------------------               --------------------


                                 Shares
                              Acquired On        Value
Name                            Exercise       Realized      Exercisable      Unexercisable     Exercisable      Unexercisable
---------                       --------       --------      -----------      -------------     -----------      -------------
Matthew Ramsey                         --          $--          127,126                 --              --                 --
Jack Brannon                           --          $--           56,224            105,732              --                 --
Ray Davis                              --          $--           28,332                 --              --                 --
Kelcy Warren                           --          $--           28,332                 --              --                 --

Market value of the underlying shares of Common Stock at the date of exercise or fiscal year-end, as the case may be, minus the option exercise price and multiplied by the applicable number of shares. The last sale price for the Company's Common Stock as quoted on the American Stock Exchange on December 31, 1999, the last trading day of the fiscal year, was $0.5625.

                         COST AND METHOD OF SOLICITATION

         The Company will bear the cost of this solicitation. The Company currently estimates that it will spend a total of approximately $________ for its solicitation of proxies, including expenditures for attorneys, solicitors and advertising, printing, transportation and related expenses, but excluding the salaries and wages of regular employees and officers and the normal expense of an uncontested proxy solicitation for the election of directors. As of May___, 2000, the Company has incurred proxy solicitation expenses of approximately $__________ . In addition to soliciting proxies by mail, Directors of the Company may solicit proxies in person or by telephone or telecopy.

         The Company will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of the Company's capital stock. The Company will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services. The Company has retained the proxy solicitation firm of ____________ at estimated fees of not more than $____________ in the aggregate, plus reasonable out-of-pocket expenses, to participate in the solicitation of proxies and revocations. The Company also has agreed to indemnify ________________ against certain liabilities and expenses. The Company estimates that approximately ______________ employees of ________________________ will be involved in the solicitation of proxies on behalf of the Company.

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                             WHO MAY SOLICIT PROXIES

         The following table sets forth (a) the name, business and address of the Directors and nominees as a Director of the Company and any officers and employees of the Company who may also solicit proxies from stockholders of the Company ("Participants") and (b) the dates, types and amounts of each of Participant's purchases and sales of the Company's Common Stock within the past two years. The principal occupation of each of the Directors is set forth elsewhere in this proxy statement.

                                          Transaction                Number of                      Acquired
Name                                      Date                       Shares                         or Sold
----                                      ----                       ------                         -------
Ray C. Davis
2838 Woodside
Dallas, TX 75201

Kelcy L. Warren
2838 Woodside
Dallas, TX 75201

W.J. (Bill) Murray, Jr.
#7 Woodstone Building
Austin, TX 78703

Richard Brannon
2240 A. Forest Park Blvd.
Fort Worth, TX 76110


                                       12

James Finley
1308 Lake St., Ste. 200
Fort Worth, TX 76102

Neal Hawthorn                             January 21, 1999           5,000                          Purchased
222 East Tyler St.
Longview, TX 75601

Jon Stephenson                            July 7, 1998               2,000                          Purchased
P.O. Box 1019
Hallsville, TX 75650

Matthew S. Ramsey
2501 Cedar Springs, Ste. 600
Dallas, TX 75201

Jack D. Brannon
2501 Cedar Springs, Ste. 600
Dallas, TX 75201

         Except as otherwise indicated, shares of Common Stock of the Company owned of record by each Participant are also owned beneficially by such Participant. The number of shares of Common Stock of the Company owned by each Director or nominee is set forth in the table under "Principal Owners of Common Stock."

         Except as described in this Proxy Statement, none of the Participants nor any of their respective affiliates or associates (together, the "Participant Affiliates") (i) directly or indirectly beneficially owns any securities of the Company or of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Futhermore, except as described in the Proxy Statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since January 1, 1999, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate has or will have, a direct or indirect material interest.

         Except as described in this Proxy Statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any (i) future employment by the Company or its affiliates or
(ii) any transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Proxy Statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliates within the past year with any person with respect to any capital stock of the Company.

QUORUM AND VOTE REQUIRED

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to ratify the selection of the independent auditors. Directors shall be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. Abstentions from voting, which may be specified on all proposals except the election of directors, will be treated as shares that are present for purposes of determining a quorum and will be included for purposes of determining whether the requisite number of affirmative votes are received on any matters submitted to the stockholders for a vote. Accordingly, an abstention will have the same effect as a vote against any such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter and will have no effect on the outcome of such vote, however, they will be treated as shares that are present for purposes of determining the presence of a quorum.

REVOCABILITY OF PROXIES

         The form of proxy enclosed is for use at the Annual Meeting if a stockholder is unable to attend or does not desire to vote in person. At any time before the shares represented by the proxy are voted at the Annual Meeting, the stockholder may revoke the proxy by delivering to the Secretary of the Company a written revocation of the proxy, by delivering a later dated proxy or by voting in person while in attendance at the Annual Meeting.

MANNER OF VOTING PROXIES

         The accompanying proxy card is designed to permit each stockholder of record at the close of business on June 12, 2000, to vote on the election of directors and the ratification of the selection of the Company's independent auditors for 2000. With respect to the election of directors, the proxy card provides space for stockholders to vote in favor of all nominees or withhold their votes for any specific or all nominees for the Board of Directors.

         All shares represented by valid proxies received prior to the meeting, and not revoked, will be voted in accordance with the instructions on the proxy. If the proxy is signed and returned to the Company, but no instructions are given, it is intended that the proxy will be voted FOR approval of the Board of Directors' nominees and the ratification of the selection of the independent auditors for the Company. As to any other business that may properly come before the meeting, including all matters incident to the conduct of the meeting, it is intended that the proxy will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

STOCKHOLDER PROPOSALS FOR 2001 MEETING

         Under the rules of the Securities and Exchange Commission, in order to be considered for inclusion in the Company's proxy statement relating to the 2001 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company at its principal offices, 2501 Cedar Springs, Suite 600, Dallas, Texas 75201 addressed to the Secretary of the Company, on or before February ___, 2001.

         REMINDER: PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 1999.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, during and with respect to fiscal 1999, all Section 16(a) filing requirements applicable to its officers, directors and more than ten percent stockholders were complied with.

         PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has unanimously selected Arthur Andersen LLP, as the independent auditors for the Company for its 2000 fiscal year. Although the Board is not required to submit its selection of auditors for stockholder approval, the Board has elected to seek ratification by the stockholders at the Annual Meeting. A representative of Arthur Andersen, who will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions.

         The Board of Directors recommends that Stockholders vote in favor of ratification of the selection of independent auditors.

         OTHER MATTERS

MATTERS WHICH MAY COME BEFORE THE MEETING

         The Board of Directors does not intend to bring any other matters before the meeting, nor does the Board of Directors know of any matters which other persons intend to bring before the meeting. If, however, other matters not mentioned in this Proxy Statement properly come before the meeting, the person named in the accompanying Proxy Card will vote thereon in accordance with the recommendation of the Board of Directors.

         [FORM OF PROXY - FRONT SIDE]

         OEC COMPRESSION CORPORATION

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 11:30 A.M. LOCAL TIME ON JULY 13, 2000, AT THE OFFICES OF THE COMPANY AT 2501 CEDAR SPRINGS, SUITE 600, DALLAS, TEXAS 75201

The undersigned stockholder(s) of OEC Compression Corporation (the "Corporation") do(es) hereby nominate, constitute and appoint JACK D. BRANNON, as proxy of the undersigned, with full powers of substitution and resubstitution, to represent and vote the shares of capital stock of the Corporation held of record by the undersigned on the record date for the above-described annual meeting, at such meeting and at any adjournment or postponement thereof as follows:

PROPOSAL ONE:     TO ELECT DIRECTORS OF THE COMPANY:

         James D. Finley, Neal A. Hawthorn, Richard D. Brannon, Ray C. Davis, Matthew S. Ramsey, Jon P. Stephenson, Kelcy L. Warren and W.J. (Bill) Murray, Jr.

          / / FOR listed nominees..............         / / WITHHOLD AUTHORITY
         (except do not vote for...............             to vote for
         the nominee(s) whose name(s)
         I have written below).

                  ---------------------------------------------

PROPOSAL TWO:  TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP, DALLAS, TEXAS,
          AS INDEPENDENT AUDITOR FOR THE COMPANY FOR ITS FISCAL YEAR
          2000; AND

          / / FOR............................../ / AGAINST  / / ABSTAIN

TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         [FORM OF PROXY - REVERSE SIDE]
         (continued from other side)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ANY OF THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED "FOR" SAID PROPOSAL. IF ANY OTHER MATTERS SHOULD BE BROUGHT BEFORE THE MEETING, THE PROXY WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH HIS BEST JUDGMENT. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

         All other proxies previously given by the undersigned to vote shares of Common Stock of the Corporation are hereby expressly revoked.

         DATED this ______ day of _________, 2000.

                  ............................    ___
                  ............................    Signature(s) of Stockholder(s)

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.

         PLEASE SIGN, DATE AND MAIL TODAY.